EXHIBIT 8
Telvent GIT, S.A.
Significant Subsidiaries

	Country of	Percentage
Name of Subsidiary	Organization	Ownership
Telvent Tráfico y Transporte, S.A.	Spain	100%
Telvent Global Services, S.A.	Spain	100%
Telvent DTN, Inc.	U.S.	100%

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